Exhibit 99.1
NTK HOLDINGS REPORTS RECORD THIRD-QUARTER
SALES AND OPERATING EARNINGS

PROVIDENCE, RI, October 24, 2005—NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek Holdings, Inc. (“Nortek Holdings”) and Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality branded building products, today announced that third-quarter sales and operating earnings from continuing operations of $523 million and $67.5 million, respectively, were the strongest in company history.

Building on a 10-percent increase in sales in the first half, NTK Holdings sales for the third quarter increased 22 percent led by the continued strength of the Company’s core residential housing and home-improvement markets. NTK Holdings sales for the first nine months were approximately $1.5 billion.

Key financial highlights from continuing operations for the third quarter of 2005 included:

•	Net sales of $523 million, an increase of 22.2 percent compared to the
$428 million reported in the combined periods in 2004.

•
Operating earnings of $67.5 million compared to a loss of $40.5 million for the combined periods in 2004. The operating loss for the combined periods in 2004 includes expenses and charges arising from the THL transaction of approximately $83.7 million.

•	Depreciation and amortization expense of $11.6 million compared to
$12.3 million in last year’s third quarter.

NTK Holdings had increases in sales and operating earnings in both its Residential Building Products and Air Conditioning and Heating Products Segments. Although the Company continued to experience material-cost increases related primarily to purchases of steel, copper and aluminum, and increased transportation and energy costs, these cost increases were offset by price increases, continued strategic sourcing initiatives and improvement in manufacturing efficiency. Cost of sales as a percent of sales declined from
71.8 percent in last year’s combined third quarter to 69.1 percent in the third quarter of 2005.

Richard L. Bready, Chairman and Chief Executive Officer, said, “Both of our segments delivered a solid performance in the third quarter, particularly our residential HVAC products and our growing collection of home-technology product categories. Their strong results led to the record quarter achieved by NTK Holdings.”

The results from continuing operations exclude Nortek’s formerly owned subsidiaries, Ply Gem Industries, Inc. and LaCornue SAS, which were sold in 2004 and accordingly treated as discontinued operations in 2004.

Key financial highlights from continuing operations for the first nine months of 2005 included:

•	Net sales of $1,456 million, an increase of 13.8 percent compared to the $1,279 million recorded for the comparable combined periods in 2004.

•
Operating earnings of $167.2 million, compared to the $48.1 million recorded in the combined periods of 2004. Operating earnings for the combined periods in 2004 are net of expenses and charges arising from the THL transaction of approximately $83.7 million.

Mr. Bready added, “The housing market has shown resilience through the first nine months of 2005. While the growth in residential housing markets may be slowing, we believe the housing market fundamentals remain solid. For the first nine months of 2005, building permits were up 3 percent and housing starts were up 5.7 percent compared to the same period in 2004. Additionally, through August 2005, HVAC industry air conditioning and heat pump shipments were up 3.7 percent over 2004 primarily due to the favorable weather in July and August. However, the custom-designed commercial HVAC market continues to be sluggish through September.”

As of October 1, 2005, NTK Holdings had approximately $47 million in unrestricted cash and cash equivalents and has no borrowings outstanding under its $100-million revolving credit facility.

So far this year, there have been four acquisitions in the home-technology group. In April, NTK Holdings, through its Linear LLC (“Linear”) subsidiary, acquired Panamax of Petaluma, California, a designer and distributor of innovative power conditioning and surge protection products for the home; on July 15, Linear acquired the business of Niles Audio Corporation of Miami, Florida, a supplier of audio and video distribution products and speakers to the custom home installation market; on August 8, Linear acquired the business of Imerge Ltd. of Cambridge, U.K., a manufacturer of hard disk media servers; and on August 26, Linear acquired the business of Sunfire Corporation of Snohomish, Washington, a supplier of home theatre electronics and subwoofers.

Acquisitions contributed approximately $30.3 million and $4.1 million to net sales and operating earnings, respectively, for the third quarter of 2005 and contributed approximately $53.7 million and $5.8 million to net sales and operating earnings for the nine months ended October 1, 2005.

On August 27, 2004, corporations affiliated with Thomas H. Lee Partners L.P., in partnership with certain members of NTK Holdings’ management purchased all of the former Nortek Holdings, Inc., in a transaction valued at approximately
$1.74 billion before fees and expenses (the “THL transaction”) from affiliates of Kelso and Company L.P. and certain other parties.

Net sales for the period from July 4, 2004 to August 27, 2004 and the period from August 28, 2004 to October 2, 2004 were $267 million and $161 million, respectively.

NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek Holdings, Inc. (“Nortek Holdings”) and Nortek, Inc.* (“Nortek”), is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. NTK Holdings offers a broad array of products for improving the environments where people live and work. Its products include: range hoods, bath fans, indoor air quality systems and other spot ventilation products; heating and air conditioning systems; and home technology offerings, including audio, video, entry and security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek Holdings and Nortek with the Securities and Exchange Commission.

# # #

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the Periods Ended
	Post-Acquisition		Pre-Acquisition
	July 3, 2005 -	Aug. 28, 2004 -	July 4, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Net Sales	$522,866	$161,028	$266,836

Costs and Expenses:
Cost of products sold	361,268	115,892	191,073
Selling, general and administrative expense	89,739	28,266	46,014
Amortization of intangible assets	4,391	1,404	2,020
Expenses and charges arising from the Acquisition	---	---	83,700
	455,398	145,562	322,807
Operating earnings (loss)	67,468	15,466	(55,971)
Interest expense	(34,332)	(16,798)	(12,092)
Loss from debt retirement	---	---	(118,778)
Investment income	264	32	241
Earnings (loss) from continuing operations before provision (benefit) for income taxes	33,400	(1,300)	(186,600)
Provision (benefit) for income taxes	13,700	(500)	(55,200)
Earnings (loss) from continuing operations	19,700	(800)	(131,400)
Earnings from discontinued operations	---	---	500
Net earnings (loss)	$19,700	$(800)	$(130,900)

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NTK HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
(Continued)

	For the Periods Ended
	Post - Acquisition		Pre-Acquisition
	Jan. 1, 2005 -	Aug. 28, 2004 -	Jan. 1, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Net Sales	$1,455,844	$161,028	$1,117,860

Costs and Expenses:
Cost of products sold	1,021,133	115,892	792,759
Selling, general and administrative expense	254,417	28,266	199,943
Amortization of intangible assets	13,109	1,404	8,869
Expenses and charges arising from the Acquisition	---	---	83,700
	1,288,659	145,562	1,085,271
Operating earnings	167,185	15,466	32,589
Interest expense	(104,257)	(16,798)	(56,073)
Loss from debt retirement	---	---	(130,736)
Investment income	1,072	32	1,520
Earnings (loss) from continuing operations before provision (benefit) for income taxes	64,000	(1,300)	(152,700)
Provision (benefit) for income taxes	25,500	(500)	(41,400)
Earnings (loss) from continuing operations	38,500	(800)	(111,300)
Earnings from discontinued operations	---	---	67,400
Net earnings (loss)	$38,500	$(800)	$(43,900)

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NTK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED
SUMMARY OF OPERATIONS

(A)        The unaudited condensed consolidated summary of operations presented herein for the “Pre-Acquisition” period from January 1, 2004 to August 27, 2004 reflects the results of operations of the former Nortek Holdings, Inc. and all of its wholly-owned subsidiaries (the predecessor company) and for the “Post-Acquisition” periods from August 28, 2004 to October 2, 2004 and the nine months ended October 1, 2005 reflects the results of operations of NTK Holdings, Inc. and its wholly-owned subsidiary, Nortek Holdings, Inc. Nortek, Inc. (“Nortek”) is a wholly-owned subsidiary of Nortek Holdings, Inc. (“Nortek Holdings”), and is required under the terms of its indenture to file periodic reports with the Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated summary of operations include the accounts of the former Nortek Holdings, Inc. and NTK Holdings, Inc., as appropriate, and all of their wholly-owned subsidiaries (individually and collectively, the “Company” or “NTK Holdings”), after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Certain amounts in the prior year’s unaudited condensed consolidated summary of operations have been reclassified to conform to the current year presentation. It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the consolidated financial statements and the notes included in the Company’s latest quarterly report on Form 10-Q, Nortek’s latest annual report on Form 10-K and the Company’s Current Reports on Form 8-K as filed with the SEC.

(B)
On August 26, 2005, the Company acquired the assets of Sunfire Corporation (“Sunfire”) for approximately $4,000,000 (utilizing approximately $3,500,000 of cash on hand and issuing an unsecured subordinated promissory note in the amount of approximately $500,000) plus contingent consideration. Sunfire is located in Snohomish, WA and manufactures and designs powerful home audio and home cinema amplifiers, receivers and subwoofers.

On August 8, 2005, the Company acquired the stock of Imerge Limited (“Imerge”) for approximately $6,000,000 in cash plus contingent consideration. Imerge is located in Cambridge, United Kingdom and manufactures and designs hard disk media players and multi-room audio servers.

On July 15, 2005, the Company acquired the assets and certain liabilities of Niles Audio Corporation (“Niles”) for approximately $76,500,000. In connection with the acquisition of Niles, the Company utilized approximately $40,000,000 of cash on hand, borrowed approximately $25,000,000 against the U.S. portion of its revolving credit facility (which was subsequently paid by October 1, 2005) and issued an unsecured promissory note in the amount of approximately $11,500,000. Niles is located in Miami, FL and manufactures and designs products that provide customers with innovative solutions for whole-house distribution and integration of audio and video systems, including speakers, receivers, amplifiers, automation devices, controls and accessories. For the year ended December 31, 2004, Niles had unaudited net sales, operating earnings and depreciation and amortization expense of approximately $50,000,000, $8,500,000 and $500,000, respectively.

On June 13, 2005, the Company, through its wholly-owned subsidiary Nordyne Inc. (“Nordyne”), acquired International Marketing Supply, Inc. (“IMS”) for approximately $4,600,000, utilizing approximately $4,100,000 of cash on hand and issuing an unsecured promissory note in the amount of approximately $500,000. IMS is located in Miami, FL and sells heating, ventilation and air-conditioning equipment to customers in Latin America.

On April 26, 2005, the Company, through its indirect wholly-owned subsidiary, Linear LLC (“Linear”), acquired Panamax for approximately $11,750,000 (utilizing approximately $9,500,000 of cash on hand and issuing an unsecured promissory note in the amount of approximately $2,250,000) plus contingent consideration. Panamax is located in Petaluma, CA and manufactures and designs innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances.

On December 17, 2004, the Company, through Linear, acquired M&S Systems, LP (“M&S”), located in Dallas, TX, for approximately $16,400,000 in cash. M&S is a manufacturer and designer of distributed audio and communication equipment, speakers and central vacuum systems.

On March 9, 2004, the Company, through Linear, acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash plus contingent consideration. OmniMount is a manufacturer and designer of speaker and video mountings and other products to maximize the home theater experience.

Acquisitions contributed approximately $30,300,000, $4,100,000 and $200,000 to net sales, operating earnings and depreciation and amortization expense, respectively, for the third quarter ended October 1, 2005 and contributed approximately $53,700,000, $5,800,000 and $400,000 to net sales, operating earnings and depreciation and amortization expense, respectively, for the nine months ended October 1, 2005. Sunfire, Imerge, Niles, Panamax, M&S and OmniMount are included in the Residential Building Products Segment in the Company’s segment reporting, while IMS is included in the Air Conditioning and Heating Products Segment in the Company’s segment reporting.

The estimated total potential amount of contingent consideration that may be paid in the future for these acquisitions is approximately $7,250,000.

Acquisitions are accounted for as purchases and accordingly have been included in the Company’s consolidated results of operations since the acquisition date. For recent acquisitions, the Company has made preliminary estimates of the fair value of the assets and liabilities of the acquired companies, including intangible assets and property and equipment, as of the date of acquisition, utilizing information available at the time that the Company’s Unaudited Financial Statements were prepared and these estimates are subject to refinement until all pertinent information has been obtained. The Company is in the process of obtaining appraisals of intangible assets and property and equipment and finalizing the integration of the acquired companies, which are expected to be completed by the end of the first half of 2006.

(C)
On July 31, 2004, the Company sold the capital stock of its wholly-owned subsidiary, La Cornue SAS (“La Cornue”) for net cash proceeds of approximately $5,800,000 and recorded a net after tax gain of approximately $900,000. La Cornue, situated outside of Paris, France manufactures and sells high-end custom made cooking ranges.

On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem Industries, Inc. (“Ply Gem”) for net cash proceeds of approximately $506,700,000, after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company, and recorded a net after-tax gain on the sale of approximately $74,100,000. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem, which were previously included in Unallocated in the Company’s segment reporting (see Note D).

The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and for debt which is settled with proceeds received from the disposition. Interest allocated to discontinued operations, included in interest income (expense), net, in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000) for the period from January 1, 2004 to August 27, 2004.

The sale of La Cornue and Ply Gem and the related operating results have been excluded from earnings from continuing operations and are classified as discontinued operations for all applicable periods presented.

The table that follows presents a summary of the results of discontinued operations for the periods presented:

	Pre-Acquisition
	For the Periods Ended
	July 4, 2004 -	Jan. 1, 2004 -
	Aug. 27, 2004	Aug. 27, 2004
	(Amounts in thousands)

Net sales	$3,500	$48,900

Operating loss of discontinued operations *	$(4,006)	$(7,743)
Interest income (expense), net	6	(4,557)
Loss before income tax benefit	(4,000)	(12,300)
Income tax benefit	(1,800)	(4,700)
Loss from discontinued operations	(2,200)	(7,600)

Gain on sale of discontinued operations	2,500	125,200
Income tax (benefit) provision on sale of discontinued operations	(200)	50,200
	2,700	75,000

Earnings from discontinued operations	$500	$67,400

Depreciation and amortization expense	$8	$1,413

*	Operating loss of discontinued operations are net of Ply Gem corporate expenses, which were previously included within Unallocated in the Company’s segment reporting.

(D)
The Company has two reportable segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible asset amortization, is reflected in the operating earnings of the applicable operating segment.

Unaudited net sales, operating earnings and pre-tax earnings from continuing operations for the Company’s segments for the periods presented were as follows:

	For the Periods Ended
	Post-Acquisition		Pre-Acquisition
	July 3, 2005 -	Aug. 28, 2004 -	July 4, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Net sales:
Residential building products	$299,077	$99,185	$146,523
Air conditioning and heating products	223,789	61,843	120,313
Consolidated net sales	$522,866	$161,028	$266,836

Operating earnings (loss):
Residential building products *	$51,373	$16,387	$20,711
Air conditioning and heating products *	22,154	1,168	217
Subtotal	73,527	17,555	20,928
Unallocated:
Expenses and charges arising from the Acquisition	---	---	(38,500)
Stock based compensation charges	(100)	---	(34,100)
Other, net	(5,959)	(2,089)	(4,299)
Consolidated operating earnings (loss)	67,468	15,466	(55,971)
Interest expense	(34,332)	(16,798)	(12,092)
Loss from debt retirement	---	---	(118,778)
Investment income	264	32	241
Earnings (loss) before provision (benefit) for income taxes	$33,400	$(1,300)	$(186,600)

*
The operating results of the Residential Building Products Segment for the periods from August 28, 2004 to October 2, 2004 and from July 4, 2004 to August 27, 2004 include non-cash foreign exchange losses of approximately $100,000 and $300,000, respectively, on certain intercompany debt between the Company’s subsidiaries. The operating results of the Residential Building Products Segment for the period from July 4, 2004 to August 27, 2004 also include approximately $5,300,000 of stock-based compensation charges.

The operating results of the Air Conditioning and Heating Products Segment for the third quarter ended October 1, 2005 include a non-cash foreign exchange gain of approximately $100,000 on certain intercompany debt between the Company’s subsidiaries. The operating results of the Air Conditioning and Heating Products Segment for the periods from August 28, 2004 to October 2, 2004 and from July 4, 2004 to August 27, 2004 include approximately $200,000 and $300,000, respectively, of costs associated with the closure of certain manufacturing facilities and also includes for the period from July 4, 2004 to August 27, 2004 approximately $5,800,000 of stock-based compensation charges.

Unaudited net sales, operating earnings and pre-tax earnings from continuing operations for the Company’s segments for the periods presented were as follows:

	For the Periods Ended
	Post - Acquisition		Pre-Acquisition
	Jan. 1, 2005 -	Aug. 28, 2004 -	Jan. 1, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Net sales:
Residential building products	$839,029	$99,185	$623,859
Air conditioning and heating products	616,815	61,843	494,001
Consolidated net sales	$1,455,844	$161,028	$1,117,860

Operating earnings:
Residential building products *	$135,012	$16,387	$102,808
Air conditioning and heating products *	49,927	1,168	25,507
Subtotal	184,939	17,555	128,315
Unallocated:
Expenses and charges arising from the Acquisition	---	---	(38,500)
Stock based compensation charges	(300)	---	(36,400)
Foreign exchange loss on intercompany debt	(300)	---	(200)
Gain on legal settlement	1,400	---	---
Other, net	(18,554)	(2,089)	(20,626)
Consolidated operating earnings	167,185	15,466	32,589
Interest expense	(104,257)	(16,798)	(56,073)
Loss from debt retirement	---	---	(130,736)
Investment income	1,072	32	1,520
Earnings (loss) before provision (benefit) for income taxes	$64,000	$(1,300)	$(152,700)

*
The operating results of the Residential Building Products Segment for the first nine months ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004 include non-cash foreign exchange losses of approximately $1,000,000, $100,000 and $600,000, respectively, on certain intercompany debt between the Company’s subsidiaries. The operating results of the Residential Building Products Segment for the period from January 1, 2004 to August 27, 2004 also include approximately $5,900,000 of stock-based compensation charges.

The operating results of the Air Conditioning and Heating Products Segment for the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004 include approximately $200,000 and $2,200,000, respectively, of costs associated with the closure of certain manufacturing facilities and also includes for the period from January 1, 2004 to August 27, 2004 approximately $6,200,000 of stock-based compensation charges.

Unaudited depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented were as follows:

	For the Periods Ended
	Post-Acquisition		Pre-Acquisition
	July 3, 2005 -	Aug. 28, 2004 -	July 4, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Depreciation Expense:
Residential building products	$3,406	$1,288	$2,036
Air conditioning and heating products	3,239	1,171	1,800
Other	231	65	103
Consolidated depreciation expense	$6,876	$2,524	$3,939

Amortization of intangible assets and purchase price allocated to inventory *:
Residential building products	$3,837	$2,953	$1,503
Air conditioning and heating products	797	782	519
Other	126	48	---
Consolidated amortization expense and purchase price allocated to inventory	$4,760	$3,783	$2,022

Capital Expenditures:
Residential building products	$2,390	$679	$2,157
Air conditioning and heating products	4,316	2,208	1,008
Other	225	---	5
Consolidated capital expenditures	$6,931	$2,887	$3,170

* During the third quarter ended October 1, 2005 and the period from August 28, 2004 to October 2, 2004 the Company reflected amortization of approximately $400,000 and $1,900,000, respectively, in the Residential Building Products Segment and for the period from August 28, 2004 to October 2, 2004 approximately $500,000 in the Air Conditioning and Heating Products Segment of excess purchase price allocated to inventory as a non-cash charge to cost of products sold.

Unaudited depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented were as follows:

	For the Periods Ended
	Post - Acquisition		Pre-Acquisition
	Jan. 1, 2005 -	Aug. 28, 2004 -	Jan. 1, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)

Depreciation Expense:
Residential building products	$10,174	$1,288	$8,495
Air conditioning and heating products	9,605	1,171	7,828
Other	655	65	408
Consolidated depreciation expense	$20,434	$2,524	$16,731

Amortization of intangible assets and purchase price allocated to inventory *:
Residential building products	$11,137	$2,953	$6,879
Air conditioning and heating products	2,397	782	2,213
Other	375	48	---
Consolidated amortization expense and purchase price allocated to inventory	$13,909	$3,783	$9,092

Capital Expenditures:
Residential building products	$7,171	$679	$6,956
Air conditioning and heating products	11,993	2,208	5,483
Other	451	---	347
Consolidated capital expenditures	$19,615	$2,887	$12,786

*
During the first nine months ended October 2, 2005 and the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004 the Company reflected amortization of approximately $800,000, $1,900,000 and $200,000, respectively, in the Residential Building Products Segment and for the period from August 28, 2004 to October 2, 2004 approximately $500,000 in the Air Conditioning and Heating Products Segment of excess purchase price allocated to inventory as a non-cash charge to cost of products sold.

(E)
As of October 1, 2005, approximately 11.1% of the Company’s workforce was subject to various collective bargaining agreements. Collective bargaining agreements covering approximately 2.4% of the Company’s workforce expired in 2004 and are currently being renegotiated.

On June 8, 2005 the Company’s collective bargaining agreement with the United Automobile Aerospace & Agricultural Implement Workers of America and its Local No. 2029 (which is estimated to cover approximately 4.8% (422 employees) of the Company’s workforce subjective to collective bargaining agreements as of October 1, 2005) at the Cincinnati, OH location of the Company’s subsidiary NuTone, Inc. expired. The Company has presented its final proposal to the union bargaining committee but such proposal was not accepted by the union members. On July 16, 2005, the Company locked out the union employees at the NuTone Cincinnati, OH facility. The Company’s management has prepared contingency plans to ensure that operational disruptions are minimized and the Company’s customers’ needs are met without significant delay.

A work stoppage at one of the Company’s facilities that lasts for a significant period of time could cause the Company to lose sales, incur increased costs and adversely affect its ability to meet customers’ needs. As agreements expire, until negotiations are completed, it is not known whether the Company will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

(F)
On February 15, 2005, the Company completed the sale of $403,000,000 aggregate principal amount at maturity ($250,408,080 gross proceeds) of its 10 3/4% Senior Discount Notes due March 1, 2014 (the “10 3/4% Senior Discount Notes”). The 10 3/4% Senior Discount Notes, which are structurally subordinate to all debt and liabilities of the Company’s subsidiaries, including Nortek Holdings and Nortek, were issued and sold in a private Rule 144A offering to institutional investors. On July 5, 2005, the Company filed a registration statement with the SEC to exchange the 10 3/4% Senior Discount Notes for registered notes. The registration statement went effective on July 21, 2005. During the exchange offer period, which closed during the third quarter of 2005, 100% of the

10 3/4% Senior Discount Notes were exchanged for registered notes. The Company will continue to file periodic reports with the SEC as required by the indenture governing the 10 3/4% Senior Discount Notes.

The accreted value of the 10 3/4% Senior Discount Notes will increase from the date of issuance at a rate of 10 3/4% per annum compounded semi-annually such that the accreted value would, if no prior redemptions are made, equal the principal amount of $403,000,000 in September 2009. No cash interest will accrue on the 10 3/4% Senior Discount Notes prior to September 1, 2009 and, thereafter, cash interest will accrue at 10 3/4% per annum payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, until maturity. The 10 3/4% Senior Discount Notes are unsecured obligations of the Company, which mature on March 1, 2014, and may be redeemed in whole or in part at the redemption prices as defined in the indenture governing the 10 3/4% Senior Discount Notes (the “Indenture”). The Indenture contains covenants that limit the Company’s ability to engage in certain transactions, including incurring additional indebtedness and paying dividends or distributions.

The net proceeds of the offering were used to pay a dividend of approximately $187,000,000 to its sole stockholder, THL-Nortek Investors, LLC (“Investors LLC”). In turn, Investors LLC authorized a distribution of approximately $187,000,000 to the equity holders of Investors LLC in accordance with the terms of the LLC agreement by and among Investors LLC and its members. In addition, on February 18, 2005, NTK Holdings contributed approximately $57,700,000 to Nortek Holdings for the purpose of making payments under the Nortek Holdings, Inc. Deferred Compensation Plan, which resulted in additional interest expense of approximately $8,200,000, which the Company has included in interest expense in the accompanying unaudited condensed consolidated summary of operations. All payments related to this contribution have been made by Nortek Holdings.

During the periods from July 4, 2004 to August 27, 2004 and from January 1, 2004 to August 27, 2004, Nortek redeemed or purchased through open market transactions certain notes and other debt obligations which resulted in pre-tax losses of approximately $118,778,000 and $130,736,000, respectively, based upon the difference between the respective redemption prices and the estimated carrying values at the redemption dates.

In connection with the Acquisition, Nortek entered into a bridge-facility not to exceed $625,000,000 which was to be used to fund, if necessary, any short fall in raising the financing necessary to consummate the Acquisition. Nortek did not use this bridge facility. Consolidated interest expense for the period from August 28, 2004 to October 2, 2004 includes approximately $6,250,000 of interest expense from the amortization of the bridge facility commitment fees and related expenses.

At October 1, 2005, there was approximately $110,000,000 available for the payment of cash dividends, stock purchases or other restricted payments (“Restricted Payments”) by the Company as defined under the terms of the Company’s 10 3/4% Senior Discount Notes’ indenture. Restricted Payments to NTK Holdings and Nortek Holdings from Nortek are limited by the terms of Nortek’s most restrictive loan agreement, Nortek’s Senior Secured Credit Facility. The amount available for such payments under Nortek’s Senior Secured Credit Facility was approximately $112,000,000 at October 1, 2005.

(G)	The following is a summary of selected unaudited balance sheet amounts and ratios at October 1, 2005 and December 31, 2004:

	Balance at
	October 1, 2005	December 31, 2004
	(Dollar amounts in millions)

Unrestricted cash and cash equivalents	$47.3	$95.0

Accounts receivable, less allowances	296.6	225.7

Inventories	225.4	205.5

Property and equipment, net	197.1	201.1

Intangible assets, net	99.3	110.7

Goodwill	1,383.8	1,295.1

Deferred debt expense	43.3	41.7

Accounts payable	171.3	137.3

Accrued expenses and taxes, net	169.5	220.8

Short-term borrowings and current maturities of indebtedness	18.2	19.8

Long-term indebtedness	1,625.5	1,350.2

Other long-term liabilities	211.6	214.7

Stockholder’s investment	171.9	321.8

Debt to equity ratio	9.6:1	4.3:1

NTK HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION TO THE UNAUDITED CONDENSED
CONSOLIDATED SUMMARY OF OPERATIONS

The third quarter 2005 has been compared to the combined third quarter 2004 pre-Acquisition and post-Acquisition periods for purposes of the following supplemental financial information. Any references below to the third quarter 2004 shall refer to the combined periods.

	Post-Acquisition	Pre-Acquisition	Combined Three
	Aug 28, 2004 -	July 4, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004
	(Dollar amounts in thousands)
	(Unaudited)
Net sales:
Residential Building Products	$99,185	$146,523	$245,708
Air Conditioning and Heating Products	61,843	120,313	182,156
Consolidated net sales	$161,028	$266,836	$427,864

Operating earnings (loss):
Residential Building Products	$16,387	$20,711	$37,098
Air Conditioning and Heating Products	1,168	217	1,385
Subtotal	17,555	20,928	38,483
Unallocated:
Expenses and charges arising from the Acquisition	---	(38,500)	(38,500)
Stock based compensation charges	---	(34,100)	(34,100)
Other, net	(2,089)	(4,299)	(6,388)
Consolidated operating earnings (loss)	$15,466	$(55,971)	$(40,505)

Depreciation and amortization expense:
Residential Building Products	$4,241	$3,539	$7,780
Air Conditioning and Heating Products	1,953	2,319	4,272
Other	113	103	216
	$6,307	$5,961	$12,268

Operating earnings (loss) margin:
Residential Building Products	16.5%	14.1%	15.1%
Air Conditioning and Heating Products	1.9	0.2	0.8
Consolidated	9.6%	(21.0)%	(9.5)%

Depreciation and amortization expense as a % of net sales:
Residential Building Products	4.3%	2.4%	3.2%
Air Conditioning and Heating Products	3.2	1.9	2.3
Consolidated	3.9%	2.2%	2.9%

The tables that follow present the unaudited net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for the Company’s principal segments for the third quarter ended October 1, 2005 and October 2, 2004, the dollar amount and percentage change of such results as compared to the prior comparable period and the percentage to net sales of operating earnings and depreciation and amortization expense for the third quarter ended October 1, 2005 and October 2, 2004:

			Change in Earnings
	Third Quarter Ended		Third Quarter 2005
	Oct. 1,	Oct. 2,	as Compared to 2004
	2005	2004 (1)	$	%
	(Dollar amounts in thousands)
Net sales:
Residential Building Products	$299,077	$245,708	$53,369	21.7%
Air Conditioning and Heating Products	223,789	182,156	41,633	22.9
Consolidated net sales	$522,866	$427,864	$95,002	22.2%

Operating earnings (loss):
Residential Building Products	$51,373	$37,098	$14,275	38.5%
Air Conditioning and Heating Products	22,154	1,385	20,769	*
Subtotal	73,527	38,483	35,044	91.1
Unallocated:
Expenses and charges arising from the Acquisition	---	(38,500)	38,500	*
Stock based compensation charges	(100)	(34,100)	34,000	99.7
Other, net	(5,959)	(6,388)	429	6.7
Consolidated operating earnings (loss)	$67,468	$(40,505)	$107,973	* %

Depreciation and amortization expense:
Residential Building Products	$7,243	$7,780	$(537)	(6.9)%
Air Conditioning and Heating Products	4,036	4,272	(236)	(5.5)
Other	357	216	141	65.3
	$11,636	$12,268	$(632)	(5.2)%

Operating earnings (loss) margin:
Residential Building Products	17.2%	15.1%
Air Conditioning and Heating Products	9.9	0.8
Consolidated	12.9%	(9.5)%

Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.4%	3.2%
Air Conditioning and Heating Products	1.8	2.3
Consolidated	2.2%	2.9%

*    not meaningful

(1)	The third quarter ended October 2, 2004 represents the combined Post-Acquisition and Pre-Acquisition periods of August 28, 2004 to October 2, 2004 and July 4, 2004 to August 27, 2004, respectively.

The first nine months of 2005 has been compared to the combined first nine months of 2004 pre-Acquisition and post-Acquisition periods for the following supplemental financial information. Any references below to the first nine months of 2004 shall refer to the combined periods.

	Post-Acquisition	Pre-Acquisition	Combined Nine
	Aug. 28, 2004 -	Jan. 1, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004
	(Dollar amounts in thousands)
Net sales:	(Unaudited)
Residential Building Products	$99,185	$623,859	$723,044
Air Conditioning and Heating Products	61,843	494,001	555,844
Consolidated net sales	$161,028	$1,117,860	$1,278,888

Operating earnings:
Residential Building Products	$16,387	$102,808	$119,195
Air Conditioning and Heating Products	1,168	25,507	26,675
Subtotal	17,555	128,315	145,870
Unallocated:
Expenses and charges arising from the Acquisition	---	(38,500)	(38,500)
Stock based compensation charges	---	(36,400)	(36,400)
Foreign exchange loss on intercompany debt	---	(200)	(200)
Other, net	(2,089)	(20,626)	(22,715)
Consolidated operating earnings	$15,466	$32,589	$48,055

Depreciation and amortization expense:
Residential Building Products	$4,241	$15,374	$19,615
Air Conditioning and Heating Products	1,953	10,041	11,994
Other	113	408	521
	$6,307	$25,823	$32,130

Operating earnings margin:
Residential Building Products	16.5%	16.5%	16.5%
Air Conditioning and Heating Products	1.9	5.2	4.8
Consolidated	9.6%	2.9%	3.8%

Depreciation and amortization expense as a % of net sales:
Residential Building Products	4.3%	2.5%	2.7%
Air Conditioning and Heating Products	3.2	2.0	2.2
Consolidated	3.9%	2.3%	2.5%

The tables that follow present the unaudited net sales from continuing operations, operating earnings from continuing operations and depreciation and amortization expense from continuing operations for the Company’s principal segments for the first nine months ended October 1, 2005 and October 2, 2004, the dollar amount and percentage change of such results as compared to the prior comparable period and the percentage to net sales of operating earnings and depreciation and amortization expense for the first nine months ended October 1, 2005 and October 2, 2004:

			Change in Earnings
	First Nine Months Ended		First Nine Months 2005
	Oct. 1,	Oct. 2,	as Compared to 2004
	2005	2004 (1)	$	%
	(Dollar amounts in thousands)
Net sales:
Residential Building Products	$839,029	$723,044	$115,985	16.0%
Air Conditioning and Heating Products	616,815	555,844	60,971	11.0
Consolidated net sales	$1,455,844	$1,278,888	$176,956	13.8%

Operating earnings:
Residential Building Products	$135,012	$119,195	$15,817	13.3%
Air Conditioning and Heating Products	49,927	26,675	23,252	87.2
Subtotal	184,939	145,870	39,069	26.8
Unallocated:
Expenses and charges arising from the Acquisition	---	(38,500)	38,500	*
Stock based compensation charges	(300)	(36,400)	36,100	99.2
Foreign exchange loss on intercompany debt	(300)	(200)	(100)	(50.0)
Gain on legal settlement	1,400	---	1,400	*
Other, net	(18,554)	(22,715)	4,161	18.3
Consolidated operating earnings	$167,185	$48,055	$119,130	* %

Depreciation and amortization expense:
Residential Building Products	$21,311	$19,615	$1,696	8.6%
Air Conditioning and Heating Products	12,002	11,994	8	0.1
Other	1,030	521	509	97.7
	$34,343	$32,130	$2,213	6.9%

Operating earnings margin:
Residential Building Products	16.1%	16.5%
Air Conditioning and Heating Products	8.1	4.8
Consolidated	11.5%	3.8%

Depreciation and amortization expense as a % of net sales:
Residential Building Products	2.5%	2.7%
Air Conditioning and Heating Products	1.9	2.2
Consolidated	2.4%	2.5%

*    not meaningful

  (1)     The nine months ended October 2, 2004 represents the combined Post-Acquisition and Pre-Acquisition periods of August 28, 2004 to October 2, 2004 and January 1, 2004 to August 27, 2004, respectively.

The third quarter 2005 has been compared to the combined third quarter 2004 pre-Acquisition and post-Acquisition periods for purposes of the following supplemental financial information. Any references below to the third quarter 2004 shall refer to the combined periods.

	Post-Acquisition	Pre-Acquisition	Combined Three
	Aug. 28, 2004 -	July 4, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004
	(Dollar amounts in millions)
	(Unaudited)

Net sales	$161.0	$266.8	$427.8
Cost of products sold	115.9	191.1	307.0
Selling, general and administrative expenses, net	28.2	46.0	74.2
Amortization of intangible assets	1.4	2.0	3.4
Expenses and charges arising from the Acquisition	---	83.7	83.7
Operating earnings (loss)	15.5	(56.0)	(40.5)
Interest expense	(16.8)	(12.1)	(28.9)
Loss from debt retirement	---	(118.8)	(118.8)
Investment income	---	0.3	0.3
Loss before income tax benefit	(1.3)	(186.6)	(187.9)
Income tax benefit	(0.5)	(55.2)	(55.7)
Loss from continuing operations	(0.8)	(131.4)	(132.2)
Earnings from discontinued operations	---	0.5	0.5
Net loss	$(0.8)	$(130.9)	$(131.7)

	Percentage of Net Sales
	Post-Acquisition	Pre-Acquisition	Combined Three
	Aug. 28, 2004 -	July 4, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004

Net sales	100.0%	100.0%	100.0%
Cost of products sold	72.0	71.6	71.8
Selling, general and administrative expenses, net	17.5	17.2	17.3
Amortization of intangible assets	0.9	0.8	0.8
Expenses and charges arising from the Acquisition	---	31.4	19.6
Operating earnings (loss)	9.6	(21.0)	(9.5)
Interest expense	(10.4)	(4.5)	(6.7)
Loss from debt retirement	---	(44.5)	(27.8)
Investment income	---	0.1	0.1
Loss before income tax benefit	(0.8)	(69.9)	(43.9)
Income tax benefit	(0.3)	(20.7)	(13.0)
Loss from continuing operations	(0.5)	(49.2)	(30.9)
Earnings from discontinued operations	---	0.2	0.1
Net loss	(0.5)%	(49.0)%	(30.8)%

The tables that follow set forth, for the periods presented, (a) certain unaudited consolidated operating results, (b) the change in the amount and the percentage change of such results as compared to the prior comparable period, (c) the percentage which such results bear to net sales, and (d) the change of such percentages as compared to the prior comparable period. The results of operations for the third quarter ended October 1, 2005 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

			Change in Earnings
	Third Quarter Ended		Third Quarter 2005
	Oct. 1,	Oct. 2,	as Compared to 2004
	2005	2004 (1)	$	%
	(Dollar amounts in millions)

Net sales	$522.9	$427.8	$95.1	22.2%
Cost of products sold	361.3	307.0	(54.3)	(17.7)
Selling, general and administrative expenses, net	89.8	74.2	(15.6)	(21.0)
Amortization of intangible assets	4.4	3.4	(1.0)	(29.4)
Expenses and charges arising from the Acquisition	---	83.7	83.7	*
Operating earnings (loss)	67.4	(40.5)	107.9	*
Interest expense	(34.3)	(28.9)	(5.4)	(18.7)
Loss from debt retirement	---	(118.8)	118.8	*
Investment income	0.3	0.3	---	---
Earnings (loss) from continuing operations
before provision (benefit) for income taxes	33.4	(187.9)	221.3	*
Provision (benefit) for income taxes	13.7	(55.7)	(69.4)	*
Earnings (loss) from continuing operations	19.7	(132.2)	151.9	*
Earnings from discontinued operations	---	0.5	(0.5)	*
Net earnings (loss)	$19.7	$(131.7)	$151.4	* %

	Percentage of Net Sales
	Third Quarter Ended		Change in Percentage
	Oct. 1,	Oct. 2,	Third Quarter 2005
	2005	2004 (1)	as Compared to 2004
Net sales	100.0%	100.0%	---%
Cost of products sold (2)	69.1	71.8	2.7
Selling, general and administrative expenses, net	17.2	17.3	0.1
Amortization of intangible assets	0.8	0.8	---
Expenses and charges arising from the Acquisition	---	19.6	19.6
Operating earnings (loss)	12.9	(9.5)	22.4
Interest expense	(6.6)	(6.7)	0.1
Loss from debt retirement	---	(27.8)	27.8
Investment income	0.1	0.1	---
Earnings (loss) from continuing operations
before provision (benefit) for income taxes	6.4	(43.9)	50.3
Provision (benefit) for income taxes	2.6	(13.0)	(15.6)
Earnings (loss) from continuing operations	3.8	(30.9)	34.7
Earnings from discontinued operations	---	0.1	(0.1)
Net earnings (loss)	3.8%	(30.8)%	34.6%

                          *    not meaningful

(1)	The third quarter ended October 2, 2004 represents the combined Post-Acquisition and Pre-Acquisition periods of August 28, 2004 to October 2, 2004 and July 4, 2004 to August 27, 2004, respectively.

The first nine months of 2005 has been compared to the combined first nine months of 2004 pre-Acquisition and post-Acquisition periods for purposes of the following supplemental financial information. Any references below to the first nine months of 2004 shall refer to the combined periods.

	Post-Acquisition	Pre-Acquisition	Combined Nine
	Aug. 28, 2004 -	Jan. 1, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004
	(Dollar amounts in millions)
	(Unaudited)

Net sales	$161.0	$1,117.9	$1,278.9
Cost of products sold	115.9	792.8	908.7
Selling, general and administrative expenses, net	28.2	199.9	228.1
Amortization of intangible assets	1.4	8.9	10.3
Expenses and charges arising from the Acquisition	---	83.7	83.7
Operating earnings	15.5	32.6	48.1
Interest expense	(16.8)	(56.1)	(72.9)
Loss from debt retirement	---	(130.7)	(130.7)
Investment income	---	1.5	1.5
Loss from continuing operations before income tax benefit	(1.3)	(152.7)	(154.0)
Income tax benefit	(0.5)	(41.4)	(41.9)
Loss from continuing operations	(0.8)	(111.3)	(112.1)
Earnings from discontinued operations	---	67.4	67.4
Net loss	$(0.8)	$(43.9)	$(44.7)

	Percentage of Net Sales
	Post-Acquisition	Pre-Acquisition	Combined Nine
	Aug. 28, 2004 -	Jan. 1, 2004 -	Months Ended
	Oct. 2, 2004	Aug. 27, 2004	Oct. 2, 2004

Net sales	100.0%	100.0%	100.0%
Cost of products sold	72.0	70.9	71.1
Selling, general and administrative expenses, net	17.5	17.9	17.8
Amortization of intangible assets	0.9	0.8	0.8
Expenses and charges arising from the Acquisition	---	7.5	6.5
Operating earnings	9.6	2.9	3.8
Interest expense	(10.4)	(5.0)	(5.7)
Loss from debt retirement	---	(11.7)	(10.2)
Investment income	---	0.1	0.1
Loss from continuing operations before income tax benefit	(0.8)	(13.7)	(12.0)
Income tax benefit	(0.3)	(3.7)	(3.3)
Loss from continuing operations	(0.5)	(10.0)	(8.7)
Earnings from discontinued operations	---	6.0	5.2
Net loss	(0.5)%	(4.0)%	(3.5)%

The tables that follow set forth, for the periods presented, (a) certain unaudited consolidated operating results, (b) the change in the amount and the percentage change of such results as compared to the prior comparable period, (c) the percentage which such results bear to net sales, and (d) the change of such percentages as compared to the prior comparable period. The results of operations for the first nine months ended October 1, 2005 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

			Change in Earnings
	First Nine Months Ended		First Nine Months 2005
	Oct. 1,	Oct. 2,	as Compared to 2004
	2005	2004 (1)	$	%
	(Dollar amounts in millions)

Net sales	$1,455.8	$1,278.9	$176.9	13.8%
Cost of products sold	1,021.1	908.7	(112.4)	(12.4)
Selling, general and administrative expenses, net	254.4	228.1	(26.3)	(11.5)
Amortization of intangible assets	13.1	10.3	(2.8)	(27.2)
Expenses and charges arising from the Acquisition	---	83.7	83.7	*
Operating earnings	167.2	48.1	119.1	*
Interest expense	(104.3)	(72.9)	(31.4)	(43.1)
Loss from debt retirement	---	(130.7)	130.7	*
Investment income	1.1	1.5	(0.4)	(26.7)
Earnings (loss) from continuing operations
before provision (benefit) for income taxes	64.0	(154.0)	218.0	*
Provision (benefit) for income taxes	25.5	(41.9)	(67.4)	*
Earnings (loss) from continuing operations	38.5	(112.1)	150.6	*
Earnings from discontinued operations	---	67.4	(67.4)	*
Net earnings (loss)	$38.5	$(44.7)	$83.2	* %

	Percentage of Net Sales
	First Nine Months Ended		Change in Percentage
	Oct. 1,	Oct. 2,	First Nine Months 2005
	2005	2004 (1)	as Compared to 2004

Net sales	100.0%	100.0%	---%
Cost of products sold (2)	70.1	71.1	1.0
Selling, general and administrative expenses, net	17.5	17.8	0.3
Amortization of intangible assets	0.9	0.8	(0.1)
Expenses and charges arising from the Acquisition	---	6.5	6.5
Operating earnings	11.5	3.8	7.7
Interest expense	(7.2)	(5.7)	(1.5)
Loss from debt retirement	---	(10.2)	10.2
Investment income	0.1	0.1	---
Earnings (loss) from continuing operations
before provision (benefit) for income taxes	4.4	(12.0)	16.4
Provision (benefit) for income taxes	1.8	(3.3)	(5.1)
Earnings (loss) from continuing operations	2.6	(8.7)	11.3
Earnings from discontinued operations	---	5.2	(5.2)
Net earnings (loss)	2.6%	(3.5)%	6.1%

  *   not meaningful

(1)	The nine months ended October 2, 2004 represents the combined Post-Acquisition and Pre-Acquisition periods of August 28, 2004 to October 2, 2004 and January 1, 2004 to August 27, 2004, respectively.

(2)
Material costs were approximately 44.8% and 45.2% of net sales for the third quarter of 2005 and 2004, respectively, and approximately 45.1% and 44.4% of net sales for the first nine months of 2005 and 2004, respectively. Although the Company continued to experience material cost increases related primarily to purchases of steel, copper and aluminum, as well as, increased transportation and energy costs, these cost increases were offset by price increases, continued strategic sourcing initiatives and improvement in manufacturing efficiency, as evidenced by the decrease in material costs as a percentage of net sales in the third quarter of 2005 as compared to the same period in 2004 as noted above.

The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA are disclosed following the operating performance disclosures.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Acquisition and Recapitalization, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with traditional GAAP performance measures for a complete evaluation of the Company’s operating performance.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the third quarter ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from July 4, 2004 to August 27, 2004:

	For the Periods Ended
	Post-Acquisition		Pre-Acquisition
	July 3, 2005 -	Aug. 28, 2004 -	July 4, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)
	(Unaudited)

Net earnings (loss)*	$19,700	$(800)	$(130,900)
Provision (benefit) for income taxes from continuing operations	13,700	(500)	(55,200)
Benefit from income taxes from discontinued operations	---	---	(2,000)
Interest expense from continuing operations **	34,332	16,798	12,092
Interest expense from discontinued operations	---	---	12
Investment income from continuing operations	(264)	(32)	(241)
Investment income from discontinued operations	---	---	(18)
Depreciation expense from continuing operations	6,876	2,524	3,939
Depreciation expense from discontinued operations	---	---	8
Amortization expense from continuing operations	4,760	3,783	2,022
EBITDA	$79,104	$21,773	$(170,286)

* EBITDA includes approximately $100,000, $30,000 and $45,200,000 of stock-based compensation charges recorded in the third quarter ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from July 4, 2004 to August 27, 2004, respectively.

Includes earnings of approximately $500,000 from discontinued operations for the period from July 4, 2004 to August 27, 2004 (see Note C).

EBITDA for the period from July 4, 2004 to August 27, 2004 includes approximately $83,700,000 (which includes the approximate $45,200,000 of stock based compensation expense as noted above) of expenses and charges arising from the Acquisition and approximately $118,778,000 of loss on debt retirement, which are recorded in earnings (loss) from continuing operations. EBITDA for the period from July 4, 2004 to August 27, 2004 also includes approximately $4,500,000 of stock based employee compensation charges related to the former Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem, which are recorded in earnings from discontinued operations.

**   Interest expense from continuing operations for the third quarter ended October 1, 2005 includes cash interest of approximately $25,937,000 and non-cash interest of approximately $8,395,000, interest expense from continuing operations for the period from August 28, 2004 to October 2, 2004 includes cash interest of approximately $16,409,000 and non-cash interest of approximately $389,000 and interest expense from continuing operations for the period from July 4, 2004 to August 27, 2004 includes cash interest of approximately $5,761,000 and non-cash interest of approximately $6,331,000.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the nine months ended October 1, 2005 and the periods from August 28, 2004 to October 1, 2005 and from January 1, 2004 to August 27, 2004:

	For the Periods Ended
	Post - Acquisition		Pre-Acquisition
	Jan. 1, 2005 -	Aug. 28, 2004 -	Jan. 1, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)
	(Unaudited)

Net earnings *	$38,500	$(800)	$(43,900)
Provision (benefit) for income taxes from continuing operations	25,500	(500)	(41,400)
Provision for income taxes from discontinued operations	---	---	45,500
Interest expense from continuing operations **	104,257	16,798	56,073
Interest expense from discontinued operations	---	---	4,609
Investment income from continuing operations	(1,072)	(32)	(1,520)
Investment income from discontinued operations	---	---	(52)
Depreciation expense from continuing operations	20,434	2,524	16,731
Depreciation expense from discontinued operations	---	---	1,210
Amortization expense from continuing operations	13,909	3,783	9,092
Amortization expense from discontinued operations	---	---	203
EBITDA	$201,528	$21,773	$46,546

*
EBITDA includes approximately $300,000, $30,000 and $48,500,000 of stock-based compensation charges recorded in the first nine months ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004, respectively.

Includes earnings of approximately $67,400,000 from discontinued operations for the period from January 1, 2004 to August 27, 2004 (see Note C).

EBITDA for the period from January 1, 2004 to August 27, 2004 includes approximately $83,700,000 (which includes approximately $45,200,000 of the $48,500,000 of stock based compensation expense noted above) of expenses and charges arising from the Acquisition and approximately $130,700,000 of loss on debt retirement, which are recorded in earnings (loss) from continuing operations. EBITDA for the period from January 1, 2004 to August 27, 2004 also includes approximately $6,400,000 of stock based employee compensation charges related to the former Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem, which are recorded in earnings from discontinued operations.

 **  Interest expense from continuing operations for the first nine months ended October 1, 2005 includes cash interest of approximately $82,721,000 and non-cash interest of approximately $21,536,000, interest expense from continuing operations for the period from August 28, 2004 to October 2, 2004 includes cash interest of approximately $16,409,000 and non-cash interest of approximately $389,000 and interest expense from continuing operations for the period from January 1, 2004 to August 27, 2004 includes cash interest of approximately $31,402,000 and non-cash interest of approximately $24,671,000.

The Company uses EBITDA as both a liquidity and operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to the previous presentation for operating performance measure disclosures with respect to EBITDA and a reconciliation from net income (loss) to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating the Company’s cash flow performance. The Company uses a significant amount of capital assets and capital expenditures are a significant component of the Company’s annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. The Company has significant working capital requirements during the year due to the seasonality of its business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and the Company has significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. The Company generally pays significant U.S federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of the Company’s cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s cash flows as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP liquidity measure to allow the Company to evaluate its operating units cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among its businesses, to identify possible impairment charges, to evaluate the Company’s ability to service its debt and to raise capital for growth opportunities, including acquisitions. In addition, the Company uses EBITDA as a liquidity measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in Nortek’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of the Company’s cash flow performance. The Company uses EBITDA in conjunction with traditional GAAP liquidity measures as part of its overall assessment of cash flow ability and therefore does not place undue reliance on EBITDA as its only measure of cash flow performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. The Company believes that EBITDA is specifically relevant to the Company due to the Company’s leveraged position as well as the common use of EBITDA as a liquidity measure within the Company’s industries by lenders, investors, others in the financial community and peer group companies. The Company has included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures for a complete evaluation of the Company’s cash flow performance.

The following table presents a reconciliation from net cash used in operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA for the nine months ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004:

	For the Periods Ended
	Post - Acquisition		Pre-Acquisition
	Jan. 1, 2005 -	Aug. 28, 2004 -	Jan. 1, 2004 -
	Oct. 1, 2005	Oct. 2, 2004	Aug. 27, 2004
	(Amounts in thousands)
	(Unaudited)

Net cash provided by operating activities *	$2,751	$14,747	$36,697
Cash used by (provided from) working capital and other long-term asset and liability changes	104,374	(8,821)	53,717
Non-cash interest expense, net	(21,536)	(389)	(24,671)
Effect of the Acquisition, net	---	---	(38,423)
Non-cash stock based compensation	(248)	(30)	(48,561)
Loss from debt retirement	---	---	(130,736)
Gain on the sale of discontinued operations	---	---	125,200
Gain on sale of fixed assets	402	---	---
Deferred federal income tax provision from continuing operations	(12,900)	---	(9,800)
Deferred federal income tax credit from discontinued operations	---	---	18,500
Provision (benefit) for income taxes from continuing operations	25,500	(500)	(41,400)
Provision for income taxes from discontinued operations	---	---	45,500
Interest expense from continuing operations **	104,257	16,798	56,073
Interest expense from discontinued operations	---	---	4,609
Investment income from continuing operations	(1,072)	(32)	(1,520)
Investment income from discontinued operations	---	---	(52)
Depreciation expense from discontinued operations	---	---	1,210
Amortization expense from discontinued operations	---	---	203
EBITDA	$201,528	$21,773	$46,546

*
EBITDA includes approximately $300,000, $30,000 and $48,500,000 of stock-based compensation charges recorded in the first nine months ended October 1, 2005 and the periods from August 28, 2004 to October 2, 2004 and from January 1, 2004 to August 27, 2004, respectively.

Includes earnings of approximately $67,400,000 from discontinued operations for the period from January 1, 2004 to August 27, 2004 (see Note C).

EBITDA for the period from January 1, 2004 to August 27, 2004 includes approximately $83,700,000 (which includes approximately $45,200,000 of the $48,500,000 of stock based compensation expense noted above) of expenses and charges arising from the Acquisition and approximately $130,700,000 of loss on debt retirement, which are recorded in earnings (loss) from continuing operations. EBITDA for the period from January 1, 2004 to August 27, 2004 also includes approximately $6,400,000 of stock based employee compensation charges related to the former Nortek Holdings’ stock options retained by employees of Ply Gem subsequent to the sale of Ply Gem, which are recorded in earnings from discontinued operations.

   **    Interest expense from continuing operations for the first nine months ended October 1, 2005 includes cash interest of approximately $82,721,000 and non-cash interest of approximately $21,536,000, interest expense from continuing operations for the period from August 28, 2004 to October 2, 2004 includes cash interest of approximately $16,409,000 and non-cash interest of approximately $389,000 and interest expense from continuing operations for the period from January 1, 2004 to August 27, 2004 includes cash interest of approximately $31,402,000 and non-cash interest of approximately $24,671,000.